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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 2003, relating the financial statements and financial highlights of streetTRACKS Dow Jones Stoxx 50 Fund (formerly Fresco Dow Jones Stoxx 50 Fund) and streetTRACKS Dow Jones Euro Stoxx 50 Fund (formerly Fresco Dow Jones Euro Stoxx 50 Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Auditors" in the Statement of Additional Information dated July 1, 2004.



PricewaterhouseCoopers LLP
New York, New York
June 30, 2004